Exhibit 4.2

SUBSTITUTION OF SUCCESSOR RIGHTS AGENT

AND AMENDMENT NO. 1 TO RIGHTS AGREEMENT

WHEREAS, as of December 15, 1999, Navigant Consulting, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (“AST”), entered into a Rights Agreement (the “Rights Agreement”);

WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has notified the Rights Agent of its intent to change the Rights Agent;

WHEREAS, the Company has appointed LaSalle National Bank, a national banking association with its principal place of business at 135 South LaSalle Street, Room 200, Chicago, Illinois 60603 (“LaSalle”), as Successor Rights Agent under the Rights Agreement, and LaSalle has agreed to accept such appointment, as of June 1, 2005.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Successor Rights Agent. Effective as of June 1, 2005, LaSalle shall serve as Rights Agent under the Rights Agreement, as successor to AST, and from after that date shall be vested with the same powers, rights, duties, and responsibilities as if it had been originally named as Rights Agent without further act or deed. Notices to LaSalle with respect to its responsibilities under the Rights Agreement shall be mailed to:

LaSalle National Bank

135 South LaSalle Street, Room 1960

Chicago, Illinois 60603

Attn: Mark Rimkus, Vice President

2. The Corporation agrees to notify AST and the Company’s shareholders in writing of LaSalle’s appointment as successor Rights Agent as soon as practicable after the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be affixed and attested as of this 30th day of June, 2005.

Attest: Navigant Consulting, Inc.

By:	/s/ WAYNE M. KOPROWSKI	By:	/s/ PHILIP P. STEPTOE
Title:	Assistant General Counsel and Assistant Secretary	Title:	Vice President, General Counsel and Secretary

Attest: American Stock Transfer & Trust Company

By:	/s/ SUSAN SILBER	By:	/s/ HERBERT J. LEMMER
Title:	Susan Silber	Title:	Herbert J. Lemmer
	Assistant Secretary		Vice President